Exhibit 23.3

Consent of KPMG LLP, Independent Auditors

The Board of Directors

VISX, Incorporated:

We consent to the use of our report dated January 27, 2004, with respect to the consolidated balance sheets of VISX, Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to our audit of the adjustments that were applied to revise the 2001 consolidated financial statements, which were audited by other auditors who have ceased operations, as more fully described in Note 1 to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been consistently applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of VISX, Incorporated and subsidiaries other than with respect to such adjustments and, accordingly, we did not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ KPMG LLP

Mountain View, California

February 11, 2005